EXHIBIT 99.16
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AT THE TRUST          AT THE FINANCIAL RELATIONS BOARD
Karen Dickelman       Tony Ebersole    Laura Kuhlmann   Claire Koeneman
Director/Investor     General Info.    Media Inquiries  Analyst
Relations                                               Inquiries
312 683-3671          312 640-6728     312 640-6727     312 640-6784

www.banyanreit.com
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FOR IMMEDIATE RELEASE
THURSDAY AUGUST 13, 1998



          BANYAN STRATEGIC REALTY TRUST SHAREHOLDERS APPROVE
       AUTHORIZATION TO ISSUE PREFERRED SHARES; ALL OTHER PROXY
                          PROPOSALS APPROVED


CHICAGO, AUGUST 13, 1998 - BANYAN STRATEGIC REALTY TRUST (Nasdaq:BSRTS) announced today that shareholders yesterday approved a proposal to authorize the Trust to issue preferred shares.

As previously announced, on July 23, 1998 the Trust's shareholders approved the eight other proposals presented on the ballot, including a key proposal to remove a requirement that the Trust be terminated in March, 2001.

Leonard G. Levine, President of the Trust, stated, "We are very pleased that our shareholders have concurred with all nine of the proposals. The ability to issue preferred shares adds to the financing alternatives available to help the Trust grow."

Banyan Strategic Realty Trust is a diversified equity real estate investment Trust (REIT) with a portfolio that includes primarily flex/industrial and suburban office buildings, as well as retail and residential properties. The Trust's current portfolio includes 30 properties totaling 3.5 million rentable square feet and 864 apartment units. The properties are located in major metropolitan areas and mid-to-small second tier markets primarily in the Midwest and Southeast United States. The Trust currently has 13,316,059 shares of beneficial interest outstanding.

   For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "BSRTS"